UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 8, 2011

Universal Forest Products, Inc.

(Exact name of registrant as specified in its charter)

Michigan (State or other Jurisdiction of Incorporation)	0-22684 (Commission File Number)	38-1465835 (IRS Employer Identification No.)

2801 East Beltline, NE Grand Rapids, Michigan (Address of Principal Executive Offices)	49525 (Zip Code)

Registrant's telephone number, including area code: (616) 364-6161

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17

       CFR 240.14d-2(b)).

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17

      CFR 240.13e-4(c)).

Item 8.01        Other Events

Changes to the Registrant’s customer market classifications have been made to improve our reporting by better aligning our customer market designations with available industry reporting and end market research.

While we still work in the same industries and markets -- DIY/Retail, Industrial, Site-built and Manufactured Housing – we have further defined these markets and  reclassified our customers into more specific categories.

•         Retail building materials. This includes Do-It-Yourself retailers, but also customers like distributors and pro dealers.

•         Industrial. While this still includes packaging, crating and other products for manufacturers, it no longer includes concrete forming, which we’ve moved to our commercial construction category.

•         Commercial construction and concrete forming. This includes non-residential construction, as well as concrete forming materials.

•         Residential construction. This includes builders of single and multi-family homes.

•         Manufactured housing and recreational vehicles.

This change will be noted in press releases, SEC filings and other reporting beginning with the second quarter of 2011, and prior year sales will be reclassified into the new market designations.  A summary of historical quarterly sales in 2010 and the first quarter of 2011 based on our new market classifications are as follows:

Market	Q1 2010	Q2 2010	Q3 2010	Q4 2010	Total 2010	Q1 2011
Retail Building Materials	$187,026	$353,059	$222,842	$153,540	$916,467	$175,281
Industrial	95,591	129,073	120,613	105,130	450,407	109,645
Commercial Construction and Concrete Forming	14,389	16,914	19,003	17,878	68,184	14,429
Residential Construction	53,704	67,035	62,857	57,718	241,314	47,831
Manufactured Housing and Recreational Vehicles	48,936	82,831	64,175	49,828	245,770	47,035
Total Gross Sales	399,646	648,912	489,490	384,094	1,922,142	394,221
Sales Allowances	(6,688)	(10,277)	(8,916)	(5,409)	(31,291)	(6,988)
Total Net Sales	$392,958	$638,635	$480,574	$378,685	$1,890,851	$387,233

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNIVERSAL FOREST PRODUCTS, INC.
(Registrant)

Dated: June 8, 2011	By:	/s/ Michael R. Cole
Michael R. Cole, Chief Financial Officer
and Treasurer